Exhibit 99.1

SCWorx Announces Record First Quarter Revenue of $1.25 Million

SCWorx Corp – May 24, 2019 - (Nasdaq: WORX) a leading provider of foundational data management solutions for the healthcare industry, today announced that first quarter revenue grew from $786,000 in 2018 to a record $1.25 million in the current 2019 quarter, representing 59% revenue growth.

Marc Schessel, Founder and CEO stated, “We are excited to announce our first quarter 2019 revenue increased 59% compared to the first quarter 2018. Our sales team has begun to build a deep pipeline of potential new clients for the remainder of 2019 and beyond. The healthcare market is growing at a record pace as foundational data continues to become the core component for healthcare executive decision making. Healthcare providers are seeing continuing reduction in their reimbursement from insurance carriers and must utilize accurate and normalized supply chain and clinical data to assist them in their cost reduction plans. Our current and planned products and services are well positioned to provide healthcare providers with effective solutions to their data requirements and interoperability needs.”

John Price, CFO stated, “The first quarter 2019 included significant one-time stock-based compensation expense of $5.3 million related to common stock transferred to Company consultants by our CEO and an SCWorx significant shareholder\former Officer.” The Company reported GAAP operating expenses of $6.8 million in the current quarter. The Company has included a Non-GAAP measure of Operating Expenses which excludes stock-based compensation, Depreciation and Amortization, resulting in Non-GAAP operating expense of $1.2 million.

According to an International Data Corporation (IDC) report, the volume of big data is projected to grow faster in healthcare than any other sectors over the next seven years, and analysts predict healthcare data will experience a compound annual growth rate (CAGR) of 36% through 2025. BIS Research, has cited that big data in healthcare will grow over $68.75 billion by the end of 2025, driven by analytical tools, artificial intelligence, and machine learning techniques to derive data-driven insights in order to reduce healthcare costs, enhance revenue streams, develop personalized medicine, and manage proactive patient care.

About SCWorx Corp

SCWorx has created The Platform of One™ an advanced attributed Virtualized Item Data Warehouse utilizing Machine Learning (ML) and Artificial Intelligence (AI) in order to offer a suite of SaaS based solutions for healthcare providers. The value proposition for customers revolve around all solution modules being fully integrated with the Virtual Data Warehouse platform. The solution modules include Virtual Item Master, Contract Management and RFP Module, Automated Rebate Management Module, Data Interoperability ( EMR, MMIS, Finance) Module, Automated Item Add Portal, Virtual General Ledger (GL), and the Data Analytics module. SCWorx Platform of One™ creates the Single Source of Truth for the Healthcare providers’ data governance and data analytics for the Executives.

Forward-looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, SCWorx’s planned new products and services may be delayed to market or may not be accepted by existing or potential new customers, and thus the Company may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations and the availability of sufficient resources of the combined company to meet its business objectives and operational requirements.

No Offer or Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Contacts

SCWorx Corp.
John Price, CFO
jprice@scworx.com

SCWorx Corp.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Revenue	$1,248,104	$786,104
Cost of revenue	(788,870)	(793,225)
Gross margin	459,234	(7,121)
Operating expenses:
General and administrative	6,627,939	135,516
Research and development	182,339	—
Total operating expenses	6,810,278	135,516
Loss from operations	(6,351,044)	(142,637)
Other income	465,055	—
Interest expense	(23,720)	(41,623)
Loss before taxes	(5,909,709)	(184,260)
Income tax expense (benefit)	(195,000)	—
Net loss	$(5,714,709)	$(184,260)
Loss per share:
Basic and diluted	$(1.27)	$(0.04)
Weighted average number of shares used in per share calculation, basic and diluted	4,492,919	4,476,013

SCWorx Corp.

FINANCIAL INFORMATION SCHEDULE

COMPONENTS OF GAAP AND NON-GAAP OPERATING EXPENSE

(unaudited)

	Three Months Ended
	March 31,
	2019	2018
GAAP operating expense - components
General and administrative	6,627,939	135,516
Research and development	182,339	-
Total operating expenses	$6,810,278	$135,516

	Three Months Ended
	March 31,
	2019	2018
Non-GAAP operating expense - components
General and administrative	991,331	23,380
Research and development	182,339	28,949
Total operating expenses	$1,173,670	$52,329

SCWorx Corp.

RECONCILIATION FROM GAAP TO NON-GAAP OPERATING EXPENSES

(unaudited)

	Three Months Ended
	March 31,
	2019	2018
GAAP operating expenses	$6,810,278	$135,516
Adjustments to non-GAAP operating expenses:
Stock-based compensation	(5,629,833)	-
Depreciation	(451)	-
Amortization of acquired intangibles	(6,324)	-
Non-GAAP operating expenses	$1,173,670	$135,516

SCWorx Corp.

Condensed Consolidated Balance Sheets

	March 31, 2019	December 31, 2018
	(Unaudited)	(as adjusted)
ASSETS
Current assets:
Cash	$2,765,290	$76,459
Accounts receivable	769,030	520,692
Interest expense receivable	—	121,350
Prepaid expenses and other assets	374,257	—
Convertible notes receivable, at fair value	—	837,317
Investment in warrants, at fair value	—	67,000
Total current assets	3,908,577	1,622,818

Fixed assets	27,932	—
Intangible assets	233,676	—
Goodwill	8,466,282	—
Due from shareholder	—	1,409,284
TOTAL ASSETS	$12,636,467	$3,032,102

LIABILITIES AND STOCKHOLDERS’ EQUITY\(DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$1,293,165	$855,759
Contract liabilities	811,922	816,714
Notes payable related party	192,446	—
Current liabilities - discontinued operations	2,623	—
Total current liabilities	2,300,156	1,672,473
Notes payable - related party	—	1,591,491
TOTAL LIABILITIES	2,300,156	3,263,964

Commitments and contingencies

Stockholders’ Equity\(Deficit):
Preferred stock, 900,000 shares authorized; 816,638 and 0 shares issued and outstanding, respectively	7,955,945	—
Common stock, $.001 par value; 10,000,000 shares authorized; 6,563,195 and 5,838,149 shares issued and outstanding, respectively	6,563	5,838
Additional paid-in capital	9,570,485	1,244,273
Accumulated deficit	(7,196,682)	(1,481,973)

TOTAL STOCKHOLDERS’ EQUITY\(DEFICIT)	10,366,311	(231,862)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,636,467	$3,032,102